EXHIBIT 99.1

Photo Release -- C. G. Kum Appointed President and Chief Executive Officer of Hanmi Financial Corp. as Jay S. Yoo Retires

LOS ANGELES, June 11, 2013 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (Nasdaq:HAFC) ("Hanmi"), the holding company for Hanmi Bank (the "Bank"), today announced that Chong Guk (C. G.) Kum is joining Hanmi and the Bank as their new President and Chief Executive Officer. Mr. Kum's appointment follows the retirement of Jay S. Yoo. Mr. Yoo had served as Hanmi's President and Chief Executive Officer since 2008. Mr. Kum was formerly the President and Chief Executive Officer of First California Financial Group, Inc., the holding company of First California Bank.

A photo accompanying this release is available at http://www.globenewswire.com/newsroom/prs/?pkgid=19247

"On behalf of the board of directors, we are delighted to welcome C. G. Kum to take over the leadership of our company," said Joseph K. Rho, Chairman of the Board. "Mr. Kum is a well-respected banking executive in the financial community, and we believe his knowledge and exceptional experience in banking and finance will help us grow and transform our company and the Korean American banking space in the coming years."

"Jay S. Yoo has served as our leader for the last five years, and we have benefitted greatly from his guidance and expertise," Mr. Rho continued. "Among other accomplishments, he collaborated on two important capital raises and our successful turnaround process, which included the lifting of all regulatory actions. We sincerely thank him for his service and wish him a long and enjoyable retirement."

Prior to joining Hanmi and the Bank, Mr. Kum was the President and Chief Executive Officer of First California Financial Group, Inc. since 2007. He also served as the President and Chief Executive Officer of First California Bank (formerly known as Camarillo Community Bank) since 1999. Under his leadership, First California Bank grew from 2 branches and total assets of $100 million to 19 branches and $2.0 billion in total assets. Prior to that, Mr. Kum held management positions with banks in Colorado and California.

Mr. Kum currently serves on the government relations council for the American Bankers Association and is a board member of the California Bankers Association and the Ventura County Council Boy Scouts of America. Mr. Kum is also a past president of the Board of Directors of Community Bankers of California. Mr. Kum is a graduate of the University of California at Berkeley, received his Masters Degree in Business Administration from Pepperdine University and is a graduate of the Stonier Graduate School of Banking.

About Hanmi Financial Corporation

Headquartered in Los Angeles, Hanmi Bank, a wholly-owned subsidiary of Hanmi Financial Corporation, provides services to the multi-ethnic communities of California, with 27 full-service offices in Los Angeles, Orange, San Bernardino, San Francisco, Santa Clara and San Diego counties, and a loan production office in Washington State. Hanmi Bank specializes in commercial, SBA and trade finance lending, and is a recognized community leader. Hanmi Bank's mission is to provide a full range of quality products and premier services to its customers and to maximize stockholder value.

Forward-Looking Statements

This press release contains forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of such terms and other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. All statements other than statements of historical fact are "forward–looking statements" for purposes of federal and state securities laws, including, but not limited to, statements about anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital plans, strategic alternatives for a possible business combination, merger or sale transaction and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statement. These factors include the following: failure to maintain adequate levels of capital and liquidity to support our operations; the effect of regulatory orders we have entered into and potential future supervisory action against us or Hanmi Bank; general economic and business conditions internationally, nationally and in those areas in which we operate; volatility and deterioration in the credit and equity markets; changes in consumer spending, borrowing and savings habits; availability of capital from private and government sources; demographic changes; competition for loans and deposits and failure to attract or retain loans and deposits; fluctuations in interest rates and a decline in the level of our interest rate spread; risks of natural disasters related to our real estate portfolio; risks associated with Small Business Administration loans; failure to attract or retain key employees; changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums; ability to receive regulatory approval for Hanmi Bank to declare dividends to Hanmi Financial; ability to identify a suitable strategic partner or to consummate a strategic transaction; adequacy of our allowance for loan losses; credit quality and the effect of credit quality on our provision for credit losses and allowance for loan losses; changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements; our ability to control expenses; and changes in securities markets. In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission ("SEC"), including, in Item 1A of our Form 10-K for the year ended December 31, 2012, our quarterly reports on Form 10-Q, and current and periodic reports that we will file with the SEC hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

The photo is also available via AP PhotoExpress.

CONTACT: Hanmi Financial Corporation
         Shick (Mark) Yoon
         SVP & Chief Financial Officer
         Direct Phone: 213-427-5636
         www.hanmi.com

         Investor Relations Contact:
         The Cereghino Group
         206-388-5788
         www.stockvalues.com